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                                                                    Exhibit 99.3




Report of Independent Accountants


The Chase Manhattan Bank, Servicer
and
Chase Manhattan Bank USA, N.A., Transferor, and
The Bank of New York, Trustee

We have examined management's assertion that, as of December 31, 2000, The Chase Manhattan Bank maintained an effective system of internal control over servicing of securitized credit card receivables, included in the accompanying Management Report on Internal Control over Servicing of Securitized Credit Card Receivables. Management is responsible for maintaining effective internal control over such functions. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly included obtaining an understanding of the internal control over servicing of the securitized credit card receivables, testing and evaluating the design and operating effectiveness of internal control, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the system of internal control over servicing of securitized credit card receivables to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that, as of December 31, 2000, The Chase Manhattan Bank maintained an effective system of internal control over servicing of securitized credit card receivables, is fairly stated, in all material respects, based upon the criteria for effective internal control described in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.



/s/ PricewaterhouseCoopers LLP
------------------------------
March 26, 2001